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                                                               Exhibit 10.14

                                      AGREEMENT

                                                       June 18, 1998

Family Bargain Corporation
4000 Ruffin Road
San Diego, California  92123-1866


Dear Sirs:

          In order to induce Family Bargain Corporation (the "Company") to (i) enter into a merger with General Textiles, Inc. (the "Merger") in which each pre-Merger share of Common Stock of the Company will be converted into .3013 shares of post-Merger Common Stock, each share of Series A 9.5% Cumulative Convertible Preferred Stock ("Series A Preferred") will be converted into one share of post-Merger Common Stock and each share of Series B Junior Convertible Exchangeable Preferred Stock ("Series B Preferred") will be converted into
173.33 shares of post-Merger Common Stock and (ii) to distribute to its stockholders rights ("Rights") entitling them to purchase a total of 800,000 shares of post-Merger Common Stock for $13 per share (or, if the Merger is not approved by the Company's stockholders, to purchase a total of 3,000,000 shares of pre-merger Common Stock for $3.467 per share), each of the stockholders of the Company which signs this Agreement agrees, as to itself but not as to any other stockholder, as follows:

          1. The stockholder will vote all shares of stock of the Company the stockholder owns which are entitled to be voted with regard to the Merger in favor of approving the Merger.

          2. The stockholder will exercise all Rights which the stockholder receives.

          3. The stockholder will exercise the over-subscription privilege in the Rights which the stockholder receives to the extent necessary so that if all the stockholders who execute this Agreement exercise their Rights as contemplated by Paragraph 2 and exercise the over-subscription privilege in their Rights as contemplated by this Paragraph, even if no other holders of Rights exercise their Rights, Rights (including the over-subscription privilege) will be exercised as to the entire 800,000 shares of post-Merger Common Stock (or the entire 3,000,000 shares of pre-Merger Common Stock) which are offered to holders of Rights.

          4. If the Company's stockholders do not approve the Merger, but General Textiles, Inc. offers to exchange its common stock for stock of the Company at the rate of .3013 shares of General Textiles common stock for each share of the Company's Common Stock, one share of General Textiles common stock for each share of Series A Preferred and

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173.33 shares of General Textiles common stock for each share of Series B
Preferred, the stockholder will tender all the Common Stock and Series B Preferred which the stockholder owns in response to that exchange offer.

                                        Very truly yours,


                                        THREE CITIES FUND II L.P.



                                        By _______________________


                                        THREE CITIES OFFSHORE II C.V.



                                        By ________________________


                                        QUILVEST AMERICAN EQUITY, LTD.



                                        By _________________________

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